NOVELOS THERAPEUTICS ANNOUNCES LEADERSHIP TRANSITION

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MADISON, Wisc. (July 29, 2013) – Novelos Therapeutics, Inc. (OTCQX: NVLT), a pharmaceutical company developing novel drugs for the treatment and diagnosis of cancer, today announced that Harry Palmin, the company’s President and CEO and a Director, will step down from his positions with the company, in order to pursue other opportunities, upon the naming of his successor. A search process is underway to select a replacement for Mr. Palmin, during which time he will continue in his current roles to ensure an orderly transition.

“I would like to thank Harry for his dedicated and loyal service to Novelos over the past fifteen years,” said Stephen Hill, Chairman of Novelos. “Having successfully overseen the merger of Novelos and Cellectar in April, 2011, Harry has helped position our company to take advantage of exciting new opportunities in the treatment, diagnosis and imaging of a range of cancers. On behalf of the Board of Directors, I would like to wish Harry continued success in his future endeavors.”

In addition, Kim Hawkins, the company’s Vice President of Clinical Development, has notified the Company of her resignation, effective August 9, 2013, in order to accept a position at a large pharmaceutical company.

As our clinical development activities progress, the company has expanded its clinical development team with the addition of Kevin Kozak, M.D., Ph.D., as a consultant who will serve as Chief Medical Officer, effective August 1, 2013.  Dr. Kozak is the Director of Radiation Oncology, Mercy Regional Cancer Center.  Between 2008 and 2013, Dr. Kozak served as an Assistant Professor of Human Oncology and Medical Physics, staff radiation oncologist and basic scientist at the University of Wisconsin Carbone Cancer Center. Dr. Kozak earned his medical and doctoral degrees from Vanderbilt University School of Medicine in 2003 then completed his residency and post-doctoral research at the Harvard Radiation Oncology Program in 2008.  He has received research funding from multiple cancer research organizations including the National Institutes of Health, the Susan G. Komen Foundation, and the Damon Runyon Cancer Research Foundation. Additionally, Dr. Kozak is co-founder of Co-D Therapeutics, a company developing novel nanomedicines for cancer therapy. Dr. Kozak has numerous peer-reviewed publications, patents, book-chapters, and invited lectures to his credit.

“We are very fortunate to have someone with Dr. Kozak’s experience and knowledge about cancer patient management join our team,” said Jamey Weichert, Chief Scientific Officer and a Director of Novelos and founder of Novelos’ technology. “As a radiation oncologist who has followed the development of our broad spectrum cancer-targeted compounds for some time, Dr. Kozak will bring invaluable insights to not only the planned Phase 1-2 and Phase 2 clinical trials, but the strategic selection of optimal indications to target as we advance our pipeline of novel drugs for the treatment and diagnosis of cancer.”

About Novelos Therapeutics, Inc.

We are a pharmaceutical company developing novel drugs for the treatment and diagnosis of cancer. Our cancer-targeted compounds are selectively taken up and retained in cancer cells, including cancer stem cells, versus normal cells. I-124-CLR1404 (LIGHT) is a small-molecule, broad-spectrum, cancer-targeted PET imaging agent. LIGHT Phase 1-2 clinical trials are ongoing across 11 solid tumor indications. I-131-CLR1404 (HOT) is a small-molecule, broad-spectrum, cancer-targeted molecular radiotherapeutic that delivers cytotoxic radiation directly and selectively to cancer cells and cancer stem cells. HOT Phase 1b dose-escalation trial is ongoing in patients with advanced solid tumors. CLR1502 (GLOW2) is a preclinical, cancer-targeted, non-radioactive optical imaging agent for intraoperative tumor margin illumination and non-invasive tumor imaging. Together, we believe our compounds are able to “find, treat and follow” cancer anywhere in the body in a novel, effective and highly selective way. For additional information please visit www.novelos.com

INVESTOR CONTACTS

J. Patrick Genn, Vice President of IR, Novelos Therapeutics, Inc., Madison, Wisc. & Boston, Mass., Ph: (858) 775-7456, Email: jpgenn@novelos.com

Anne Marie Fields, Senior Vice President, LHA, Ph: (212) 838-3777, Email: afields@lhai.com, @LHA_IR_PR

This news release contains forward-looking statements. You can identify these statements by our use of words such as “may,” “expect,” “believe,” “anticipate,” “intend,” “could,” “estimate,” “continue,” “plans,” or their negatives or cognates. Such statements are valid only as of today, and we disclaim any obligation to update this information. These statements are only estimates and predictions and are subject to known and unknown risks and uncertainties that may cause actual future experience and results to differ materially from the statements made. These statements are based on our current beliefs and expectations as to such future outcomes. Drug discovery and development involve a high degree of risk. Factors that might cause such a material difference include, among others, uncertainties related to the ability to raise additional capital, the ability to attract and retain partners for our technologies, the identification of lead compounds, the successful preclinical development thereof, the completion of clinical trials, the FDA review process and other government regulation, our pharmaceutical collaborators’ ability to successfully develop and commercialize drug candidates, competition from other pharmaceutical companies, product pricing and third-party reimbursement. A complete description of risks and uncertainties related to our business is contained in our periodic reports filed with the Securities and Exchange Commission including our Form 10-K for the year ended December 31, 2012 and in our quarterly reports on Form 10-Q. These forward-looking statements are made only as of the date hereof, and we disclaim any obligation to update any such forward-looking statements.

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